Exhibit 99.1

Kurt Kuehn and Deanna Oppenheimer Named to NCR Corporation Board of Directors

DULUTH, Ga. – May 30, 2012 – NCR Corporation (NYSE: NCR) today announced the election of Kurt Kuehn and Deanna Oppenheimer to the company’s board of directors. Kuehn is the chief financial officer at UPS, a global leader in logistics. Oppenheimer, who has been ranked as one of the most powerful women in banking, is the chief executive officer at CameoWorks, where she advises global retail, technology and financial services firms. Kuehn’s election is effective immediately while Oppenheimer’s election will be effective August 1, 2012. Kuehn and Oppenheimer will both serve as members on the Audit Committee.

“Kurt and Deanna have a terrific grasp of the global landscape and have demonstrated transformational leadership throughout their careers. Their combined operational, financial and marketing experience will be a significant addition to NCR’s board of directors. We look forward to working with Kurt and Deanna as our board continues to focus on profitable growth, expanding gross margins and improving the customer experience,” said Bill Nuti, NCR chairman and chief executive officer.

As the chief financial officer at UPS, Kuehn is responsible for all activities related to accounting, finance, financial planning, taxes and treasury and also sits on the Corporate Sustainability Steering Committee. Prior to his appointment as CFO in 2008, Kuehn was senior vice president Worldwide Sales and Marketing, leading the transformation of the sales organization to improve the global customer experience. Kuehn was UPS’s first vice president of Investor Relations, taking the company public in 1999, as one the largest IPOs in U.S. history. Since he joined UPS as a driver in 1977, Kuehn’s UPS career has included leadership roles in sales and marketing, engineering, operations, and strategic cost planning. Kuehn attended Yale University and received a master’s degree in business administration from the University of Miami.

Oppenheimer is highly regarded for transforming staid global institutions into innovative customer-centric champions. Most recently, Oppenheimer served as chief executive officer, UK and Western Europe Retail/Business Banking and vice chair, Retail/Business Banking at Barclays Bank PLC. During her six year tenure at Barclays, she transformed the UK retail bank to a market leader and implemented best practices throughout the global footprint. Previously and through her departure in 2005, Oppenheimer held several senior management positions at Washington Mutual, including president of Retail Banking and Financial Services. She joined Washington Mutual in 1985 and is acclaimed for transforming Washington Mutual from a regional lender to a national leader in retail banking. Currently, Oppenheimer serves as a non-executive director for the third largest retailer in the world, Tesco PLC. Oppenheimer graduated from the University of Puget Sound.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

News Media Contact:

Lou Casale

NCR Corporation

212.589.8415

lou.casale@ncr.com